Exhibit 23.1
Consent of Independent Auditors
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-76728) of Plexus Corp. of our report dated June 13, 2007 relating to the financial statements and schedule of Plexus Corp. 401(k) Savings Plan, which appears in this Annual Report (Form 11-K) for the year ended December 31, 2006.
Wipfli LLP
June 18, 2007
Green Bay, Wisconsin